Exhibit 99.1

Republic Services, Inc. Appoints Ian Craig
to its Board of Directors

PHOENIX (February 12, 2026) – Republic Services, Inc. (NYSE: RSG), a leader in the environmental services industry, today announced that Ian Craig has been appointed to its board of directors. The company’s board now consists of 13 members, including 12 independent directors.

Craig, 53, currently serves as chief executive officer of Coca-Cola FEMSA, Latin America's largest bottling company, operating in 10 countries with $16 billion in annual revenue and a market capitalization of $23 billion. Under Craig's leadership, Coca-Cola FEMSA has accelerated its digital transformation and sustainability initiatives, including driving renewable energy use in its plants and implementing impactful plastic bottle collection programs.

Prior to becoming CEO in 2023, Craig held numerous leadership positions at Coca-Cola FEMSA including chief operating officer for Brazil and Argentina, and various financial leadership roles. Throughout his career, he has demonstrated expertise in strategic growth, having led more than $7 billion in mergers and acquisitions across Latin America.

"Ian brings exceptional international business experience and a strong track record of operational excellence to our board," said Manny Kadre, chairman of the board at Republic Services. "His expertise in digital transformation and sustainability initiatives aligns perfectly with Republic's commitment to environmental stewardship and innovation."

"Ian's proven ability to drive growth in complex markets and his focus on sustainability initiatives will be invaluable as we continue to expand our business," said Michael Larson, Republic Services board member and chair of the Nominating and Corporate Governance Committee. "His perspective on building digital platforms and implementing AI-enabled capabilities will help advance our strategic priorities."

Craig earned an MBA from the University of Chicago, a master's degree in international commercial law and a bachelor's degree in industrial and systems engineering from Mexico's Instituto Tecnológico y de Estudios Superiores de Monterrey.

About Republic Services

Republic Services, Inc. is a leader in the environmental services industry. Through its subsidiaries, the Company provides customers with the most complete set of products and services, including recycling, solid waste, special waste, hazardous waste and field services. Republic’s industry-leading commitments to advance circularity and support decarbonization are helping deliver on its vision to partner with customers to create a more sustainable world. For more information, please visit RepublicServices.com.

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For more information, contact:
Media Inquiries	Investor Inquiries
Roman Blahoski (480) 718-0328	Aaron Evans (480) 718-0309
media@RepublicServices.com	investor@RepublicServices.com